Exhibit 4.16

Share Surrender and Loan Repayment Agreement

This Share Surrender and Loan Repayment Agreement (this “Agreement”) is made on April 14, 2022 by and among the following parties (each a “Party” and collectively the “Parties”):

(1)	Full Truck Alliance Co. Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	Mr. WANG Gang, a PRC citizen with passport No. of EC3730576;

(3)	Mesterywang Investments Limited, a company incorporated under the laws of the British Virgin Islands (“Mesterywang”, and together with Mr. WANG Gang, the “Borrowers”); and

(4)	Truck Work Logistics Information Co. Ltd, a company incorporated under the laws of the British Virgin Islands (“Truck Work”).

WHEREAS:

(1)

On November 21, 2020, (i) the Company entered into a loan agreement with the Borrowers (the “Loan Agreement”), pursuant to which the Company has advanced to the Borrowers a loan in the principal amount of US$200,000,000 (the “Loan”); and (ii) the Company entered into a share charge with Mr. WANG Gang and Truck Work (the “Share Charge”, and together with the Loan Agreement, the “Loan Documents”), pursuant to which Truck Work has pledged to the Company certain shares it held in the Company as a continuing security for the payment and discharge of the Secured Obligations (as defined under the Share Charge).

(2)

As of the date hereof, Truck Work holds 736,177,535 Class A Ordinary Shares (as defined below) of the Company, which constitute the Charged Shares (as defined in the Share Charge) under the Share Charge.

(3)

Subject to the terms and conditions of this Agreement, Truck Work has agreed, and Mr. WANG Gang has agreed to cause Truck Work, to surrender to the Company and the Company has agreed to accept the surrender of certain number of Class A Ordinary Shares (as defined below) held by Truck Work as full satisfaction of the Borrowers’ obligation to repay the Repayment Amount (as defined below) and other outstanding obligations of the Borrowers under the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Interpretation

1.1 Capitalized terms used in this Agreement shall have the following meanings:

“ADSs” means the American depositary shares of the Company, which have been listed and traded on the New York Stock Exchange under the symbol of “YMM” and each of which represents twenty Class A Ordinary Shares as of the date hereof.

“Arbitrator” has the meaning set forth in Section 6.2 hereof.

“Board” means the board of directors of the Company.

“Borrowers” has the meaning set forth in the Preamble.

“Class A Ordinary Shares” means class A ordinary shares of the Company, par value US$0.00001 per share.

“Closing Price” on a Trading Day means the last price at which the Company’s ADSs are traded during regular trading hours of such Trading Day.

“Company” has the meaning set forth in the Preamble.

“Cut-Off Date” means July 31, 2022.

“Deed of Release” has the meaning set forth in Section 2.2 hereof.

“Encumbrances” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, hypothecation, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangements, other security interests of any kind or other encumbrances of any nature whatsoever, and any agreement to create any of the foregoing.

“HKIAC” has the meaning set forth in Section 6.2 hereof.

“Letter of Surrender” has the meaning set forth in Section 2.1 hereof.

“Loan” has the meaning set forth in the Recital.

“Loan Agreement” has the meaning set forth in the Recital.

“Loan Documents” has the meaning set forth in the Recital.

“Mesterywang” has the meaning set forth in the Preamble.

“Party” and “Parities” has the meaning set forth in the Preamble.

“Proceedings” means any proceeding, claim, suit or action arising out of, or in connection with, this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination).

“Release of Charge” has the meaning set forth in Section 2.2 hereof.

“Repayment” has the meaning set forth in Section 4.1 hereof.

“Repayment Amount” means the amount repaid by the Borrowers by means of the Surrender under this Agreement, and such amount is determined in accordance with Section 3.2 hereof.

“Repayment Price Per Share” means the price per Class A Ordinary Share based on which the number of Surrender Shares is calculated and which shall be determined in accordance with Section 3.1 hereof.

“Settlement Notice” has the meaning set forth in Section 3.1 hereof.

“Share Charge” has the meaning set forth in the Recital.

“Surrender” has the meaning set forth in Section 2.1 hereof.

“Surrender Shares” means such number of fully paid Class A Ordinary Shares, calculated by dividing the Repayment Amount by the Repayment Price Per Share.

“Third Party” has the meaning set forth in Section 7.8 hereof.

“Trading Day” means a day on which the New York Stock Exchange is open for trading of stocks.

“Truck Work” has the meaning set forth in the Preamble.

1.2 In this Agreement (including the Recitals), except where the context otherwise requires:

(a) a reference to clauses or Recitals is a reference to clauses or Recitals of this Agreement;

(b) a reference to US$ or USD shall be construed as a reference to the lawful currency of the United States of America;

(c) words importing the singular include the plural and vice versa;

(d) a reference to any law or enactment is to that law or enactment, as it may be applied, amended or re-enacted from time to time; and

(e) headings are included in this Agreement for convenience only and do not affect its interpretation.

2.	Release of Share Charge and Surrender of Surrender Shares

2.1

Subject to the terms and conditions of this Agreement, Truck Work agrees to, and Mr. WANG Gang agrees to cause Truck Work to, surrender to the Company and the Company agrees to accept the surrender for no consideration of Surrender Shares (the “Surrender”). To carry out the Surrender, on the date hereof, Truck Work shall deliver to the Company an executed but undated letter of surrender with number of Class A Ordinary Shares left blank, a form of which is attached hereto as Exhibit A (the “Letter of Surrender”).

2.2

Subject to the terms and conditions of this Agreement, for the purpose of carrying out the Surrender, the Company agrees to release Truck Work from the security constituted by the Share Charge (the “Release of Charge”), by executing a deed of release, in substantially the form attached hereto as Exhibit B (the “Deed of Release”), immediately after the Company’s dating and filling in the blank of the number of Class A Ordinary Shares in the Letter of Surrender pursuant to the terms and conditions of this Agreement.

2.3

The Release of Charge shall become effective immediately after the Letter of Surrender becomes effective. Before the Release of Charge becomes effective, the liability of Mr. WANG Gang and Truck Work under the Share Charge and the security constituted by the Share Charge shall continue and the Company shall continue to have all rights it is entitled to under the Share Charge.

2.4

The Company and Truck Work acknowledge and confirm that, as of the date hereof, the Company has not issued any original share certificate representing the Class A Ordinary Shares held by Truck Work, and that therefore, no delivery of original share certificate(s) by the Company or Truck Work shall be needed to carry out the Release of Charge or the Surrender. The Company will instruct its share registrar to update its register of members to reflect the Surrender after it has dated the Letter of Surrender pursuant to Section 3.3 below and provide a scanned copy of the updated register of members to Truck Work as soon as possible thereafter.

2.5

For the avoidance of doubt, notwithstanding anything or any restrictions which may state otherwise under the Loan Agreement, following the Surrender, the Company is free to dispose of the Surrender Shares including cancellation thereof without any restrictions, limitations or pre-conditions.

3.	Determination of Repayment Price Per Share and Number of Surrender Shares

3.1

On or prior to the Cut-Off Date, Mr. WANG Gang and Truck Work may deliver a written notice (the “Settlement Notice”), in substantially the form attached hereto as Exhibit C, to the Company to notify the Company of their intention to repay the Repayment Amount by means of the Surrender. In this case, the Repayment Price Per Share shall be equal to the price per Class A Ordinary Share implied by the highest Closing Price of the Company’s ADSs during the consecutive three-Trading Day period starting from the Trading Day immediately preceding the date of the Settlement Notice. If Mr. WANG Gang and Truck Work fail to deliver the Settlement Notice on or prior to the Cut-Off Date, the Repayment Price Per Share shall be equal to the price per Class A Ordinary Share implied by the highest Closing Price of the Company’s ADSs during the consecutive three-Trading Day period starting from the Cut-Off Date, or if the Cut-Off Date is not a Trading Day, the first Trading Day immediately following the Cut-Off Date. For the avoidance of doubt, the Repayment Price Per Share shall be a number with four decimals and obtained by dividing the applicable Closing Price as determined above by twenty (20).

3.2

If the Repayment Price Per Share is not lower than US$0.2717, the Repayment Amount shall be US$200,000,000, which is the total amount of outstanding Loan (as no interest has accrued on the Loan according to the Loan Agreement as of the date hereof), and the number of Surrender Shares shall be equal to the quotient obtained by dividing the Repayment Amount by the Repayment Price Per Share as determined in accordance with Section 3.1, rounded up to the nearest whole number. If the Repayment Price Per Share is lower than US$0.2717, the number of Surrender Shares shall be 736,177,535, which is the total number of Class A Ordinary Shares held by Truck Work as of the date hereof, and the Repayment Amount shall be equal to the product obtained by multiplying the number of Surrender Shares by the Repayment Price Per Share.

3.3

Mr. WANG Gang and Truck Work hereby irrevocably authorizes the Company to date the Letter of Surrender and fill in the blank of the number of Class A Ordinary Shares with the number of Surrender Shares after such number of Surrender Shares has been determined pursuant to Sections 3.1 and 3.2 above and they agree, acknowledge and confirm that the Surrender shall become effective immediately upon the Letter of Surrender being dated and the blank of the number of Class A Ordinary Shares in the Letter of Surrender being filled in by the Company.

4.	Repayment

4.1

The Parties agree, acknowledge and confirm that the repayment of the Repayment Amount and all other outstanding obligations in connection with the Repayment Amount under the Loan Agreement of the Borrowers by the Surrender (the “Repayment”) shall become effective immediately upon the Surrender becoming effective in accordance with this Agreement.

4.2

The Company acknowledges and confirms that the Borrowers’ obligations to repay the Repayment Amount and all other outstanding obligations in connection with the Repayment Amount under the Loan Agreement shall have been fully satisfied immediately upon the Repayment.

4.3

Notwithstanding anything to the contrary in this Agreement, the Parties further agree, acknowledge and confirm that in the event that the Repayment Amount is lower than the total outstanding amount of the Loan, the short-fall from the total outstanding amount of the Loan will be the remaining outstanding amount of the Loan, and the Company shall be entitled to declare, at any time, such remaining outstanding amount to be due and payable and the Borrowers shall have the obligation to repay such remaining outstanding amount as requested by the Company.

5.	Representations and Warranties of the Borrowers and Truck Work

The Borrowers and Truck Work jointly and severally represent and warrant to the Company as of the date hereof and the date of Repayment as follows:

5.1

Mr. WANG Gang is the sole beneficial owner of the Surrender Shares and Truck Work is the sole record owner of the Surrender Shares, free and clear of any Encumbrances, except for the security constituted by the Share Charge.

5.2

The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under any contract to which any Borrower or Truck Work is a party or by which it may be bound, or (ii) conflict with or result in a breach or violation in any material respect of any applicable laws.

5.3

Each of the Borrowers and Truck Work is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to the transactions contemplated hereby, and has reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of the transactions contemplated hereby, and can bear the economic risk of such transactions. Each of the Borrowers and Truck Work has independently made its own analysis and decision to enter into the transactions contemplated hereby. Each of the Borrowers and Truck Work hereby acknowledges and agrees that (i) the Company has not made, nor will it make, any representation or warranty, whether express or implied, of any kind or character in connection with the transactions contemplated hereby, and (ii) neither the Borrowers nor Truck Work is relying on any representation or warranty by the Company in determining to enter into the transactions contemplated hereby.

5.4

The Borrowers and Truck Work understand that the Company may be in possession of material non-public information with respect to itself not known to the Borrowers or Truck Load. To the fullest extent permitted by law, each of the Borrowers and Truck Load hereby releases and waives any and all claims, causes of action, actions, proceedings, suits, judgments and liabilities, whether in law or in equity (including attorneys’ fees), against the Company, its affiliates and their respective current and former officers, directors, employees, representatives and agents arising from, based upon or relating to any such non-disclosure and further covenants not to sue the Company, its affiliates and their respective current and former officers, directors, employees, representatives and agents for any loss, damage or liability arising from, based upon or relating to any such non-disclosure.

6.	Governing Law and Jurisdiction

6.1

This Agreement and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of, or in connection with, it or its subject matter shall be governed by, and construed in accordance with, the laws of Hong Kong.

6.2

Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement and exhibits hereto shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the arbitration rules of HKIAC in force at the relevant time. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

7.	Miscellaneous

7.1

No variation of this Agreement shall be effective unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each Party. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected.

7.2

No waiver of this Agreement or of any provision hereof will be effective unless it is in writing (which, for this purpose, does not include email) and signed by the Party against whom such waiver is sought to be enforced. Any waiver of any right, claim or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right, claim or default on any subsequent occasion.

7.3

Any failure or delay by any person in exercising, or failure to exercise, any right or remedy provided by law under this Agreement shall not impair or constitute a waiver of that right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy provided by law or under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

7.4

Each Party acknowledges that it/he has carefully read and considered all the terms and conditions of this Agreement and has been given appropriate opportunities to seek independent legal advice. The Parties hereby acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a Party hereto relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party hereto or its or his counsel.

7.5

Each Party shall be responsible for and bear their respective own costs and expenses (including but not limited to any fees, expenses and taxes, if any, payable under any applicable law or regulations) in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

7.6

This Agreement together with all exhibits attached thereto represent the entire understanding, and constitutes the entire agreement, of the Parties in relation to its subject matter and the transactions contemplated by it, and supersedes all previous agreements, understandings or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the Parties, with respect thereto which shall cease to have any further force or effect.

7.7

Without limiting any other provision of this Agreement, the Parties shall promptly execute and/or deliver all such documents, and perform all such acts, or procure the execution and/or delivery of such documents and the performance of all such acts, as may be necessary to give full effect to and implement this Agreement and all exhibits attached hereto.

7.8

The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement (a “Third Party”) by virtue of the Contracts (Rights of Third Parties) Ordinance or otherwise.

7.9

This Agreement may be executed in counterparts, and by each Party on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed originals for purposes of the effectiveness of this Agreement and all other documents in connection with the transactions contemplated by this Agreement. At the request of any Party hereto, the other Party shall re-execute original forms hereof and deliver them to the requesting Party. No Party hereto shall raise the use of electronic delivery (including by means of facsimile machine or electronic mail) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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IN WITNESS WHEREOF the Parties have entered into this Agreement on the date first written above.

Mr. WANG Gang

/s/ Wang Gang
WANG Gang

Mesterywang Investments Limited

By:	/s/ Wang Gang
Name: WANG Gang
Title: Director

Truck Work Logistics Information Co. Ltd

By:	/s/ Wang Gang
Name: WANG Gang
Title: Director

[Signature Page to Share Surrender and Loan Repayment Agreement]

IN WITNESS WHEREOF the Parties have entered into this Agreement on the date first written above.

Full Truck Alliance Co. Ltd.

By:	/s/ Zhang Hui
Name:	ZHANG Hui
Title:	Director

[Signature Page to Share Surrender and Loan Repayment Agreement]

Exhibit A

Letter of Surrender

To: The Board of Directors

Full Truck Alliance Co. Ltd. (the “Company”)

Building #3, Wanbo R&D Park

20 Fengxin Road

Yuhuatai District

Nanjing,

Jiangsu Province 210012

PRC

Date:

Dear Sirs,

Irrevocable notice of surrender of shares for nil consideration, in accordance with section 37B of the Companies Act (2022 Revision) of the Cayman Islands

We hereby irrevocably surrender to the Company for cancellation and for nil consideration ______________ fully paid class A ordinary shares of US$0.00001 par value each standing in our name in the register of members of the Company.

/s/ Wang Gang

Signed by: WANG Gang

Duly authorised for and on behalf of

Truck Work Logistics Information Co. Ltd

Exhibit B

Deed of Release

This Deed of Release (this “Deed”) is made on ___________, 2022,

By:

Full Truck Alliance Co. Ltd., a company incorporated under the laws of the Cayman Islands (the “Company” or the “Chargee”),

In Favor of:

Truck Work Logistics Information Co. Ltd, a company incorporated under the laws of the British Virgin Islands (the “Chargor”).

WHEREAS, On November 21, 2020, (i) the Company entered into a loan agreement with Mr. WANG Gang and Mesterywang Investments Limited (“Mesterywang”, and together with Mr. WANG Gang, the “Borrowers”), a company incorporated under the laws of the British Virgin Islands (the “Loan Agreement”), pursuant to which the Company has advanced to the Borrowers a loan in the principal amount of US$200,000,000 (the “Loan”); and (ii) the Company entered into a share charge with Mr. WANG Gang and the Chargor (the “Share Charge”, and together with the Loan Agreement, the “Loan Documents”), pursuant to which the Chargor has pledged to the Company certain shares it held in the Company as a continuing security for the payment and discharge of the Secured Obligations (as defined under the Share Charge). Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

NOW THIS DEED HEREBY WITNESSTH the following:

With effect from the date of this Deed:

(a)	the Chargee, without recourse, representation or warranty of title, hereby absolutely releases the Charged Shares from the security created under the Share Charge; and

(b)	the Share Charge shall terminate.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS whereof the undersigned has executed this Deed on the date first written above.

EXECUTED AND DELIVERED AS A DEED by

Full Truck Alliance Co. Ltd.

By:
Name: ZHANG Hui
Title: Director

In the presence of:

Witness to the above signature

[Signature Page to Deed of Release]

Exhibit C

Settlement Notice

To: Full Truck Alliance Co. Ltd.

a company incorporated in the Cayman Islands, whose registered office is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Date: ___________

Reference is hereby made to that certain Share Surrender and Loan Repayment Agreement (the “Agreement”) entered on April 14, 2022 by and among Full Truck Alliance Co. Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), Mr. WANG Gang, a PRC citizen with passport No. of EC3730576, Mesterywang Investments Limited, a company incorporated under the laws of the British Virgin Islands, and Truck Work Logistics Information Co. Ltd, a company incorporated under the laws of the British Virgin Islands. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, the undersigned hereby notify the Company that they agree to repay the Repayment Amount by means of surrender of such number of Surrender Shares calculated by dividing the Repayment Amount by the Repayment Price Per Share, which shall be equal to the price per Class A Ordinary Share implied by the highest Closing of the Company’s ADSs during the consecutive three-Trading Day period starting from the Trading Day immediately preceding the date of this notice.

The undersigned hereby request the Company to date the Letter of Surrender and fill in the blank of the number of Class A Ordinary Shares with the number of Surrender Shares as calculated above and to effect the Surrender and Repayment pursuant to the Agreement.

Mr. WANG Gang

WANG Gang

Truck Work Logistics Information Co. Ltd

By:
Name:	WANG Gang
Title:	Director